Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (a) our report dated April 15, 2015 (September 29, 2015 as to the effects of the change in operating segments discussed in Note 1.2 and Note 6), relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the retrospective effect of certain changes in the operating segments)  appearing in the Report on Form 6-K  of Banco Bilbao Vizcaya Argentaria, S.A. filed with the U.S. Securities and Exchange Commission on September 29, 2015 and (b) our reports dated April 15, 2015 relating to the consolidated financial statements of the Group and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2014.

/s/ DELOITTE, S.L.

Madrid- Spain

December 23, 2015